EXHIBIT 3(i).12

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:04 PM 02/03/2020
FILED 07:04 PM 02/03/2020
SR 20200774443 - File Number 4864845

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Bio Lab Naturals, Inc,

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

All prior Article Fourth amendments are hereby rescinded and all previous Designations of Rights and Privileges for any Classes or Series of stock are hereby rescinded. The new language of Article fourth is: see attached Exhibit A attached hereto

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of February, 2020.

By: [signature]
Authorized Officer

Title: President/CEO

Name: W. Edward Nichols
Print or Type

EXHIBIT A

Article Fourth

The total number of shares which the Corporation shall have the authority to issue is Two hundred five million (205,000,000): Two hundred million (200,000,000) of which shares are designated as common shares, $.0001 par value per share, and Five million (5,000,000) of which are designated as Preferred Stock $.0001 par value, which shall be subdivided into various classes or series with Rights, Privileges, and Preferences to be hereafter determined by the Board of Directors.